CONSENT OF INDEPENDENT AUDITORS’

The Board of Directors

GLOBALTEL IP, INC.

Boca Raton, FL

We hereby consent to the use of our report dated February 4, 2008 with respect to our audit of the balance sheet as of September 30, 2007, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the two year period ended September 30, 2007 of GlobalTel IP, Inc., and which appear in this Form SB-2 Registration Statement.

We also consent to the reference to our Firm under the headings “Summary Financial Information” and “Experts” in the Prospectus, which is part of this Registration Statement.

Respectfully submitted,

RIBOTSKY, LEVINE & COMPANY, CPAs

Certified Public Accountants

Miami, Florida

March 17, 2008